EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FIRST QUARTER
FISCAL 2015 OPERATING RESULTS

Milwaukee, WI - March 5, 2015 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal 2015 results.

First Quarter Summary

•	Bookings $700 million, down 19 percent from a year ago

•	Service bookings $524 million, down 14 percent from a year ago

•	Net sales $704 million, down 16 percent from a year ago

•	Earnings per diluted share $0.24, compared to $0.48 a year ago

•	Adjusted earnings per diluted share $0.25, compared to $0.49 a year ago

First Quarter Operating Results

"Our first quarter results highlight the continued challenges we face in our end markets as we navigate the extended trough of this cycle,” said Ted Doheny, President and Chief Executive Officer. "Key commodity prices took another step-down this quarter which has created additional challenges for our customers and slowed our incoming order rates.  Until supply and demand conditions, we anticipate reduced bookings activity, although the run rate is expected to be above the seasonally slower fiscal first quarter level.  With the further slowdown in our end markets, we are accelerating our cost reduction programs while remaining steadfast in building out our new underground hard rock platform and driving new product development and service strategies that will help our customers sustainably lower their cost positions."

Bookings - (in millions)
	Quarter Ended
	January 30, 2015	January 31, 2014	% Change
Segment:
Underground	$407	$451	(10)%
Surface	311	433	(28)%
Eliminations	(18)	(24)
Total Bookings by Segment	$700	$860	(19)%

Product:
Service	$524	$610	(14)%
Original Equipment	176	250	(30)%
Total Bookings by Product	$700	$860	(19)%

Consolidated bookings in the first quarter totaled $700 million, a decrease of 19 percent versus the first quarter of last year. Original equipment orders decreased 30 percent while service orders were down 14 percent compared to the prior year. Current quarter bookings were reduced by $50 million from the impact of foreign currency exchange movements versus the year ago period, a $19 million decrease for original equipment and a $31 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 13 percent compared to the first quarter of last year, with original equipment orders down 22 percent and service orders down 9 percent.

Bookings for underground mining machinery decreased 10 percent in comparison to the first quarter of last year. Original equipment orders decreased 16 percent compared to the prior year. Original equipment orders increased in North America, Australia and Africa but were more than offset by declines in all other regions. Service orders decreased 7 percent compared to the prior year, with an increase in Africa more than offset by decreases in all other regions. Orders for underground mining machinery were reduced by $39 million from the impact of foreign currency exchange compared to the first quarter of last year.

Bookings for surface mining equipment decreased 28 percent in comparison to the first quarter of last year. Original equipment orders decreased 48 percent compared to the prior year. Original equipment orders decreased in all regions. Service orders decreased 21 percent compared to the prior year, with increases in Africa and China more than offset by reductions in all other regions. Orders for surface mining equipment were reduced by $11 million from the impact of foreign currency exchange compared to the first quarter of last year.

Backlog at the end of the first quarter was $1.3 billion, compared to $1.3 billion at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	January 30, 2015	January 31, 2014	% Change
Underground	$385	$477	(19)%
Surface	347	401	(13)%
Eliminations	(28)	(39)
Total Net Sales	$704	$839	(16)%

Consolidated net sales totaled $704 million, a 16 percent decrease versus the first quarter of last year. Original equipment sales decreased 29 percent and service sales decreased 10 percent compared to the prior year. Current quarter net sales were reduced by $17 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 14 percent compared to the first quarter of last year with original equipment sales down 28 percent and service sales down 8 percent.

Net sales for underground mining machinery decreased 19 percent in comparison to the first quarter of last year. Original equipment sales decreased 37 percent compared to the prior year, with decreases in all regions. Service sales decreased 8 percent compared to the prior year, with increases in North America and China more than offset by decreases in all other regions.

Net sales for surface mining equipment decreased 13 percent in comparison to the first quarter of last year. Original equipment sales decreased 16 percent compared to the prior year, with increases in China and Latin America offset by declines in all other regions. Service sales decreased 13 percent compared to the prior year, with declines in all regions.

Operating Profit - (in millions)
	Quarter Ended
	January 30, 2015	January 31, 2014	Return on Sales
			2015	2014
Underground	$38.8	$62.6	10.1%	13.1%
Surface	29.3	47.6	8.4%	11.9%
Corporate Expenses	(12.1)	(13.3)
Eliminations	(6.5)	(9.3)
Subtotal, Before Unusual Items	49.5	87.6	7.0%	10.4%
Restructuring charges	(0.7)	(2.4)	(0.1)%	(0.2)%
Excess Purchase Accounting	(0.1)	—	—%
Total Operating Profit	$48.7	$85.2	6.9%	10.2%

Operating profit for the first quarter of fiscal 2015 totaled $49 million, compared to $85 million in the first quarter of fiscal 2014. Excluding restructuring charges, operating profit for the first quarter of fiscal 2015 totaled $50 million, compared to $88 million in the first quarter of fiscal 2014, and return on sales was 7.0 percent for the first quarter of fiscal 2015, compared to 10.4 percent in the first quarter of fiscal 2014. The decrease in operating profit, before restructuring charges in both periods, was due to lower sales volumes and unfavorable product mix partially offset by savings from the company's cost reduction programs and lower incentive based compensation expense.

Restructuring activities continued in the quarter to optimize the company's manufacturing footprint and to better align its overall cost structure with anticipated demand.

Adjusted Net Income and Earnings Per Share Reconciliation
	Quarter Ended
	January 30, 2015		January 31, 2014
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$48.7		$85.2
Interest expense, net	13.0		13.8
Income tax expense	12.1		22.6
Net income	23.6	$0.24	48.8	$0.48
Add:
Restructuring charges, net of tax	0.5	0.01	1.6	0.01
Excess purchase accounting, net of tax	0.1	—	—	—
Net discrete tax charge	0.4
Deduct:
Net discrete tax benefits	—	—	0.4	—
Adjusted net income	$24.6	$0.25	$50.0	$0.49

Fully diluted earnings per share for the first quarter of fiscal 2015 totaled $0.24, compared to $0.48 in the first quarter of fiscal 2014. Excluding restructuring charges, excess purchase accounting and discrete tax items, adjusted fully diluted earnings per share for the first quarter of fiscal 2015 totaled $0.25, compared to $0.49 in the first quarter of fiscal 2014.

The effective income tax rate was 34.0 percent for the first quarter of fiscal 2015, compared to 31.6 percent in the first quarter of fiscal 2014. Excluding discrete tax items in both periods, the effective income tax rate was 32.9 percent and 32.1 percent in the first quarter of fiscal 2015 and 2014, respectively. The increase in the effective tax rate for the quarter was primarily attributable to a change in geographical mix of projected earnings.

Cash used by continuing operations was $18 million for the first quarter of fiscal 2015, compared to $65 million provided by continuing operations in the first quarter of fiscal 2014. The decrease in cash from continuing operations during the first quarter versus the year ago period was primarily due to lower earnings and reduced cash generation from trade working capital.

Capital expenditures were $22 million in the first quarter of fiscal 2015, down from $27 million in the first quarter of fiscal 2014.

During the first quarter, the company repurchased approximately 955 thousand shares of its common stock for $50 million. Since inception of its share repurchase program in the fourth quarter of fiscal 2013, the company has repurchased 9.8 million shares of its common stock for $533 million, leaving $467 million available under the current Board authorization.

Adjusted diluted earnings per share and adjusted net income metrics are provided to present consistency within the results across periods. These measures are not purported to be alternatives to diluted earnings per share or net income.

Market Outlook

The outlook for global growth in 2015 has been reduced in recent months as the slowing trends seen in the second half of 2014 have continued. Weak commodity prices, diverging monetary policy and weak world trade all present challenges to the growth outlook. After showing some signs of improvement, growth in Europe remains stagnant with the fourth quarter registering just 0.3 percent. Slowing housing market activity and a movement towards consumer driven growth has China adjusting to a new normal level of economic activity. The strength seen in the U.S. economy during the second half of 2014 now faces headwinds from slowing activity in the energy sector. Combined, these challenges contribute to a decidedly more difficult end market unfolding for the company in 2015.

The decline in oil prices seen during the second half of 2014 has continued with prices hovering around $50 per barrel. Record production, elevated inventories, and weakening global demand are expected to result in oil prices remaining depressed through mid-2015, if not longer depending upon the speed of the supply response.

Although the underlying fundamentals of copper remain strong with low global inventory levels and a production deficit of approximately 500,000 tonnes in 2014, near-term demand uncertainty has driven prices down nearly 10 percent since December 2014. New supply growth is expected to move the global copper market to a surplus in 2015 / 2016 before returning to a longer-term deficit.

Entering 2015, U.S. coal markets were expected to be under pressure from power plant retirements and the looming implementation of increasingly stringent regulations. Over the last several months, added pressures have materialized from lower natural gas prices and exports have been hampered by a stronger U.S. dollar. Current natural gas prices have declined to below $2.90/mmBtu as record production has increased inventories. Forward curves for natural gas point to around $3.00/mmBtu for 2015 which will continue to pressure major U.S. coal basins. Exports are also facing challenges in global markets as seaborne thermal coal is trending around $60 per tonne and met coal prices remain range-bound between $110 and $120 per tonne. U.S. coal exports are expected to decline approximately 8 percent in 2015 falling to 90 million tons. The combined effect is likely to see U.S. coal demand decline by nearly 50 million tons in 2015 which will have a direct impact on overall production.

The challenges seen in seaborne thermal coal markets are expected to persist throughout 2015 as supply growth continues to outpace a strained demand environment. Despite Indian coal imports growing annually at 16 percent, strong production in Indonesia coupled with 8 percent growth in Australian exports have left the seaborne thermal coal market well supplied.

Conversely, seaborne metallurgical coal markets appear closer to finding an equilibrium balance as prices have averaged $114 per tonne since April 2014. The production curtailments announced in 2014 are expected to support prices at current levels, with the possibility of some marginal improvement by year-end. On the demand side, the largest driver remains the health of global steel consumption which is expected to increase approximately 2 percent in 2015. The combination of continued supply restraint and stable demand should continue to drive metallurgical coal back to an equilibrium point.

Global steel consumption will continue to influence seaborne iron ore markets. With additional supply set to reach the market in 2015, global iron ore prices, currently trending around $65 per tonne, will remain under pressure. Should a substantive downward revision to global steel markets occur, iron ore prices could trend lower.

The increase in economic uncertainty along with further deterioration in commodity prices continues to adversely impact our business. While mining capital expenditures were expected to decline in 2015 by over 10 percent, further reductions in spending have been announced in recent weeks as the industry battles depressed commodity prices and an uncertain demand outlook. Mine productivity improvements and cost reductions are the focus of the industry as further mine and asset consolidation is expected to take place in 2015.

Company Outlook

"The macro-economic and commodity price environment that marked the beginning of our fiscal year has worsened in recent months,” continued Doheny. "Lower commodity prices have decreased our customer’s cash flows and they are continuing to reduce capital expenditures and delay maintenance in an uncertain demand environment.

"Our direct service business remains a critical and stabilizing force for us, but we have recently seen slowing in the bookings profile as maintenance and rebuild schedules are stretched. There has also been evidence of commodity production declines in some end markets that is also impacting our service bookings. Although production declines will help to rebalance supply and demand fundamentals, they will also put pressure on our near-term service booking activity.

"In light of the slower market environment, we are accelerating our facility optimization plan and are taking additional cost reduction actions to those previously announced. Our cost savings initiatives are now projected to result in $10 million to $20 million of restructuring charges which will increase total expected savings in fiscal year 2015 from $25 million to $50 million. We are committed to prudently managing our business for softer market conditions, while retaining our ability to ramp up capacity when growth returns.

"The result of the slower macro-economic environment and incremental commodity pricing challenges that emerged in the quarter is a reduction in our full year 2015 guidance. We now expect revenues to be between $3.3 billion and $3.6 billion with earnings per fully diluted share, excluding restructuring and unusual items, to be in the range of $2.50 to $3.00. This compares to our previously announced guidance for the full year 2015 of revenues between $3.6 billion to $3.8 billion and earnings per fully diluted share, excluding restructuring and unusual items, of $3.10 to $3.50. As is typical for our company, we expect our earnings and cash generation will be greater in the second half of the fiscal year.

"As a company, we’ve traversed difficult market conditions before while maintaining our commitment to the future. We continue to do that today and remain focused on working with our customers to deliver differentiated, innovative solutions that they need to maximize their mine performance."

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's first quarter results at 11:00 a.m. Eastern time on March 5, 2015. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. Eastern start time of the call. A rebroadcast of the call will be available until the close of business on March 26, 2015 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on May 1, 2015.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks of international operations, including currency fluctuations, (ii) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (iii) risks associated with acquisitions, (iv) risks associated with indebtedness, (v) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended
	January 30, 2015	January 31, 2014

Net sales	$703,873	$839,312
Costs and expenses:
Cost of sales	520,746	604,178
Product development, selling and administrative expenses	137,634	153,029
Other income	(3,213)	(3,140)
Operating income	48,706	85,245

Interest expense, net	12,957	13,820
Income before income taxes	35,749	71,425

Provision for income taxes	12,155	22,564
Net income	$23,594	$48,861

Basic earnings per share	$0.24	$0.48

Diluted earnings per share	$0.24	$0.48

Dividends per share	$0.20	$0.175

Weighted average shares outstanding:
Basic	97,547	101,796
Diluted	98,138	102,667

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	January 30, 2015	October 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$152,326	$270,191
Accounts receivable, net	888,675	1,059,709
Inventories	1,176,048	1,108,308
Other current assets	174,909	180,151
Total current assets	2,391,958	2,618,359

Property, plant and equipment, net	864,719	892,440
Other intangible assets, net	311,029	319,269
Goodwill	1,493,301	1,516,693
Deferred income taxes	64,819	70,181
Other assets	169,281	180,044
Total assets	$5,295,107	$5,596,986

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$16,672	$11,739
Trade accounts payable	322,887	395,945
Employee compensation and benefits	85,000	136,911
Advance payments and progress billings	312,401	285,939
Accrued warranties	58,528	67,272
Other accrued liabilities	227,734	265,600
Current liabilities of discontinued operations	11,582	11,582
Total current liabilities	1,034,804	1,174,988

Long-term obligations	1,264,988	1,269,541

Other liabilities:
Liability for postretirement benefits	19,290	19,609
Accrued pension costs	137,252	144,379
Other non-current liabilities	152,401	147,472
Total other liabilities	308,943	311,460

Shareholders' equity	2,686,372	2,840,997

Total liabilities and shareholders' equity	$5,295,107	$5,596,986

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 30, 2015	January 31, 2014
Operating Activities:
Net income	$23,594	$48,861
Loss from discontinued operations	—	—
Depreciation and amortization	33,679	32,766
Other adjustments to continuing operations, net	11,841	8,488
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	138,034	116,079
Inventories	(110,367)	(29,446)
Trade accounts payable	(65,315)	(96,117)
Advance payments and progress billings	42,497	90,453
Other working capital items	(92,318)	(106,245)
Net cash (used) provided by operating activities of continuing operations	(18,355)	64,839
Net cash provided by operating activities of discontinued operations	—	67
Net cash (used) provided by operating activities	(18,355)	64,906

Investing Activities:
Property, plant, and equipment acquired	(22,258)	(26,655)
Other investing activities, net	897	2,060
Net cash used by investing activities	(21,361)	(24,595)

Financing Activities:
Common stock issued	273	1,985
Dividends paid	(19,489)	(17,850)
Treasury stock purchased	(50,000)	(122,036)
Other financing activities, net	440	(14,043)
Net cash used by financing activities	(68,776)	(151,944)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(9,373)	(3,177)

Decrease in Cash and Cash Equivalents	(117,865)	(114,810)

Cash and Cash Equivalents at the Beginning of Period	270,191	405,709

Cash and Cash Equivalents at the End of Period	$152,326	$290,899

Supplemental cash flow information:
Interest paid	$15,098	$15,851
Income taxes paid	22,773	30,767

Depreciation and amortization by segment:
Underground	$19,188	$18,734
Surface	13,789	13,292
Corporate	702	740
Total depreciation and amortization	$33,679	$32,766

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 30, 2015	January 31, 2014	Change
Net Sales By Segment:
Underground	$384,663	$477,463	$(92,800)	(19)%
Surface	347,036	400,696	(53,660)	(13)%
Eliminations	(27,826)	(38,847)	11,021
Total Sales By Segment	$703,873	$839,312	$(135,439)	(16)%

Net Sales By Product Stream:
Service	$515,180	$572,873	$(57,693)	(10)%
Original Equipment	188,693	266,439	(77,746)	(29)%
Total Sales By Product Stream	$703,873	$839,312	$(135,439)	(16)%

Net Sales By Geography:
United States	$248,361	$285,577	$(37,216)	(13)%
Rest of World	455,512	553,735	(98,223)	(18)%
Total Sales By Geography	$703,873	$839,312	$(135,439)	(16)%

Operating Income By Segment:			% of Net Sales
Underground	$38,197	$62,606	9.9%	13.1%
Surface	29,060	46,152	8.4%	11.5%
Corporate	(12,095)	(14,222)
Eliminations	(6,456)	(9,291)
Total Operating Income	$48,706	$85,245	6.9%	10.2%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 30, 2015	January 31, 2014	Change
Bookings By Segment:
Underground	$406,909	$451,051	$(44,142)	(10)%
Surface	310,799	433,457	(122,658)	(28)%
Eliminations	(17,558)	(23,982)	6,424
Total Bookings By Segment	$700,150	$860,526	$(160,376)	(19)%

Bookings By Product Stream:
Service	$524,145	$610,399	$(86,254)	(14)%
Original Equipment	176,005	250,127	(74,122)	(30)%
Total Bookings By Product Stream	$700,150	$860,526	$(160,376)	(19)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	January 30, 2015	October 31, 2014	August 1, 2014	May 2, 2014
Backlog By Segment:
Underground	$752,037	$729,791	$938,205	$894,989
Surface	593,624	629,861	791,983	744,560
Eliminations	(16,001)	(26,269)	(45,687)	(23,652)
Total Backlog By Segment	$1,329,660	$1,333,383	$1,684,501	$1,615,897

Backlog By Product Stream:
Service	$568,419	$559,454	$654,879	$633,252
Original Equipment	761,241	773,929	1,029,622	982,645
Total Backlog By Product Stream	$1,329,660	$1,333,383	$1,684,501	$1,615,897

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.